Exhibit (p)(16)

Capital Wealth Planning

Code of Ethics

Effective Date: August 28, 2026

CAPITAL WEALTH PLANNING

9015 Strada Stell Ct
Suite 203

Naples, Florida 34109

Main: 239.593.2100

www.capitalwealthplanning.com

Table of Contents

1.0	PREAMBLE		1

2.0	DEFINITIONS		2

3.0	CORE PRINCIPLES		4
	3.1	Compliance with Laws, Rules and Regulations	4
	3.2	Integrity, Objectivity and Competence	4
	3.3	Conflicts of Interest	4
	3.4	Confidentiality	5
	3.5	Fair Dealing and Disclosure	5

4.0	PERSONAL SECURITIES TRANSACTIONS		5
	4.1	General Standards	5
	4.2	Prohibited Purchases and Sales	5
	4.3	Approval Procedures	5
	4.4	Limitations on Personal Securities Transactions	6

5.0	REPORTING REQUIREMENTS		6
	5.1	Reporting of Personal Securities Holdings	6
	5.2	Reporting of Personal Securities Transactions	7
	5.3	Review of Reports	7
	5.4	Exemptions from Reporting Requirements	7

6.0	PROHIBITED ACTIVITIES		8
	6.1	Gifts and Gratuities	8
	6.2	Directorships	9
	6.3	Disclosure	9
	6.4	Outside Business Activities	9
	6.5	Pay to Play	9
	6.6	Brokerage Accounts	10

7.0	INSIDER TRADING		10
	7.1	Policy Statement	10
	7.2	Insider Trading Procedures	11
	7.3	Annual Review	11

8.0	CODE VIOLATIONS		11
	8.1	Overview	11
	8.2	Reporting	12
	8.3	Sanctions	12
	8.4	Whistleblower	12

9.0	CODE WAIVERS		13

10.0	TRAINING		14

i

1.0	PREAMBLE

This Code of Ethics (the “Code”) is an expression of Capital Wealth Planning’s (“CWP”) recognition of its fiduciary obligations to its clients and its duty to comply with all federal and state securities laws. It is CWP’s intent to use the Code to set out ideals for the ethical conduct of CWP and its Supervised Persons in the performance of their investment advisory services. These ideals are premised on the fundamental principles of openness, integrity, honesty, fairness and trust. These ideals are both an indication of the value CWP places on the ethical conduct of its Supervised Persons and a challenge to its Supervised Persons to live upto the high standards demanded by the investment advisory profession.

CWP strives to maintain the highest standards of ethics and conduct in all of its business relationships. CWP’s business philosophy is that its clients deserve undivided loyalty and effort and that their interests always come first. The Code memorializes this philosophy through written standards of business conduct that deter wrongdoing and promote, among other things:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Compliance with all applicable securities laws, rules and regulations;

●	The protection of material nonpublic information about CWP’s securities recommendations and its clients’ securities holdings and transactions;

●	Full, fair, accurate and timely disclosure by Access Persons of all personal securities transactions and holdings;

●	Pre-clearance by Access Persons before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or a private placement;

●	The prompt internal reporting of violations of the Code; and

●	Accountability for adherence to the Code.

Only by conducting business in accordance with the highest ethical, legal and moral standards can CWP achieve its goals. Since corporate behavior begins with the individual behavior of its personnel, CWP has adopted the Code so that its Supervised Persons may know the individual ethical, legal and moral standards expected of them. All activities of CWP’s Supervised Persons should be guided by and adhere to these standards.

It is a condition of employment with CWP that a Supervised Person receives a copy of the Code and acknowledges their understanding of the Code both initially upon their employment and annually thereafter (Exhibit A: Code Acknowledgement). CWP urges each Supervised Person, no matter how long or short a time he or she may have been affiliated with CWP, to study this Code and to review it periodically. Abiding by its letter and its spirit is important to each Supervised Person’s personal success and to the collective success of CWP.

2.0	DEFINITIONS

For purposes of the Code, the following terms have the meanings specified in this section:

●	“Access Persons” means (a) any director or officer of CWP or (b) any Supervised Person of CWP (i) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic (Exhibit B: Supervised and Access Persons).

●	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

●	“Beneficial Ownership” is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Covered Security.

●	“Compliance Manual” means the compilation of compliance policies and procedures developed by CWP in accordance with federal and state securities laws and regulations.

●	“Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

○	The purpose of influencing any election for Federal, State or local office;

○	Payment of debt incurred in connection with any such election; or

○	Transition or inaugural expenses of the successful candidate for State or local office.

●	“Covered Associate” means: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any Supervised Person who solicits a government entity for CWP and any person who supervises, directly or indirectly, such Supervised Person; and (iii) any political action committee controlled by CWP or by any person described in paragraphs (i) and (ii) of this paragraph.

●	“Covered Security” means any stock, bond, future, investment contract or any other instrument that is considered a “security” under §202(a)(18) of the Advisers Act and shall include securities obtained pursuant to (i) an initial public offering (“IPO”) and (ii) private placement or an offering of interests in a private equity partnership, hedge fund, limited partnership, or venture capital fund “Limited Offering”). “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; (iii) shares of money market funds; (iv) shares of mutual funds (unless CWP acts as an investment adviser or principal underwriter for the fund); or (v) units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

●	“Executive Officer” of CWP means:

○	The president;

○	Any vice president in charge of a principal business unit, division or function (such as sales, administration or finance);

○	Any other officer of CWP who performs a policy-making function; or

○	Any other person who performs similar policy-making functions for CWP.

●	“Government Entity” means any State or political subdivision of a State, including:

○	Any agency, authority, or instrumentality of the State or political subdivision;

○	A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund;

○	A plan or program of a government entity; and

○	Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

●	“Nonpublic Personal Financial Information” means (i) information supplied by a client; (ii) information resulting from a transaction with a client involving a financial product or service; (iii) information otherwise obtained in connection with CWP providing a product or service to a client. Nonpublic Information includes the fact that the entity or individual is a client of CWP, but does not include information that CWP has a reasonable basis to believe is lawfully made “publicly available.”

●	“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

○	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

○	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

●	“Payment” means any gift, subscription, loan, advance, or deposit of money or anything of value.

●	“Solicit” means;

○	With respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and

○	With respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

●	“Supervised Persons” means (i) any of CWP’s officers, directors, managers (or other persons occupying a similar status or performing similar functions); (ii) employees or members of their immediate family (including any relative by blood or marriage living in the Supervised Person’s household), (iii) any other persons who provide advice on behalf of CWP and are subject to CWP’s supervision and control; and (iv) any temporary workers, consultants and independent contractors of CWP.

3.0	CORE PRINCIPLES

3.1	Compliance with Laws, Rules and Regulations

As a registered investment adviser, CWP and its Supervised Persons are subject to regulation by federal and state securities authorities pursuant to applicable federal and state securities laws. CWP expects its Supervised Persons to comply with both the spirit and letter of all federal and state securities laws, rules and regulations applicable to CWP’s investment advisory operations and business. Supervised Persons should seek guidance whenever they are in doubt as to the applicability of any law, rule or regulation regarding any contemplated course of action.

3.2	Integrity, Objectivity and Competence

A Supervised Person shall offer and provide investment advisory services with integrity, objectivity and competence. Integrity requires a Supervised Person to be, among other things, honest and candid within the constraints of client confidentiality. Integrity requires that a Supervised Person’s advisory services must not be subordinated to personal gain and advantage. Objectivity requires intellectual honesty and impartiality. The principle of objectivity imposes an obligation on the Supervised Person to be free of conflicts of interest. Competence requires an adequate level of knowledge and skill and the ability to apply that knowledge and skill effectively when providing investment advisory services to clients. Competence also requires a commitment to learning and professional improvement that must continue throughout a Supervised Person’s professional life.

3.3	Conflicts of Interest

Each Supervised Person should be scrupulous in avoiding any conflict of interest with regard to CWP’s or a client’s interests. A “conflict of interest” occurs when a Supervised Person’s private interest interferes with the interests of CWP or a client. A conflict situation can arise when a Supervised Person pursues interests that prevent the Supervised Person from performing his or her duties objectively or effectively. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Supervised Person and resolved before taking any action.

Conflicts of interest may also arise where CWP or its Supervised Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). Supervised Persons are specifically prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

3.4	Confidentiality

Supervised Persons must exercise care in maintaining the confidentiality of (a) any client’s (or former client’s) Nonpublic Personal Financial Information, (b) any material nonpublic information about CWP’s securities recommendations and (c) any material nonpublic information about clients’ (or former clients’) securities holdings and transactions. Supervised Persons shall not disclose any information about a client (or former client) including the client’s identity, the client’s financial circumstances, the client’s security holdings, the securities investments made by CWP on behalf of the client, information about the client’s contemplated securities transactions or advice furnished to the client by CWP without the specific consent of the client (or former client) unless in response to proper legal process.

All Supervised Persons are required to comply with CWP’s Privacy Policy and Information Security Policy as set forth in the Compliance Manual. Supervised Persons should consult with the Chief Compliance Officer if they believe they have a legal obligation to disclose confidential information. The obligation to preserve the confidentiality of this information shall continue after the Supervised Person’s association with CWP ends.

3.5	Fair Dealing and Disclosure

Supervised Persons shall perform investment advisory services in a manner that is fair and reasonable. Supervised Persons shall endeavor to at all times deal fairly with CWP’s clients and shall not seek unfair advantage through improper concealment, abuse of improperly acquired confidential information, or misrepresentation of material facts. Supervised Persons shall make a full and fair disclosure of all material facts to CWP’s clients and such disclosure shall be accurate, timely and understandable. Supervised Persons shall always offer investment opportunities to CWP’s clients before they act on such opportunities themselves. Supervised Persons shall not use knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions.

4.0	PERSONAL SECURITIES TRANSACTIONS

4.1	General Standards

All personal securities transactions shall be conducted in such a manner as to be consistent with this Code and to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility.

4.2	Prohibited Purchases and Sales

No Access Person may, directly or indirectly, acquire any beneficial ownership in any Covered Security, unless such transaction has been approved in advance by the Chief Compliance Officer in accordance with Section 4.3 below.

4.3	Approval Procedures

To obtain pre-approval for the purchase or sale of (i) any Covered Security pursuant to an IPO; or (ii) any Covered Security pursuant to a Limited Offering, (iii) any Covered Security purchased in any CWP portfolio, the Access Person must submit an email to the Chief Compliance officer detailing any desired purchase or sale. Once approved, the Access Person shall have one (1) business days to make the transaction. If such transaction is not made within the one (1) business day period, the Access Person must resubmit the request to the Chief Compliance Officer for his or her approval. The Chief Compliance Officer shall maintain records of decisions approving or disapproving an Access Person’s personal securities transactions.

4.4	Limitations on Personal Securities Transactions

CWP does not impose strict limitations as to the number of transactions an access person is permitted to engage in during a defined time frame, the scope and volume of personal trading by access persons shall be assessed. CWP also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances CWP retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore, CWP’s Chief Compliance Officer can impose heightened supervision and or trading restrictions on an Access Person if it is believed that such actions are warranted.

5.0	REPORTING REQUIREMENTS

5.1	Reporting of Personal Securities Holdings

5.1.1	Initial Holdings Report

All Access Persons must file an initial holdings report containing the following information:

●	The title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit.

Initial holdings are required to be submitted no later than 10 days after an individual becomes an Access Person and must be current as of a date no more than 45 days prior to the date the individual became an Access Person.

5.1.2	Annual Holdings Report

All Access Persons must file an annual holdings report containing the same information required in the initial holdings report. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

5.1.3	Quarterly Transaction Report

All Access Persons must file a quarterly transaction report containing the following information:

●	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;

●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

●	The price of the reportable security at which the transaction was effected;

●	The name of the broker, dealer or bank with or through whom the transaction was effected; and

●	The date the report is submitted by the Access Person

5.2	Custodial Account Reporting

All Access Persons are required to notify the Compliance Department prior to or at the time of establishing a new custodial account or the closing of an existing custodial account, providing the following details:

●	Account Name

●	Name of Broker, Dealer or Bank

●	Date Established (or)

●	Date Closed

5.3	Review of Reports

The Chief Compliance Officer shall, on a quarterly basis, review all Access Person statements and transactions to:

●	Assess whether the Access Person followed the required procedures;

●	Assess whether the Access Person is trading for his or her own account in the same securities the firm is trading for clients, and, if so, whether the clients are receiving terms as favorable as the Access Person takes for him or herself;

●	Periodically analyze the Access Person’s trading for patterns that may indicate abuse (such as market timing);

●	Compare the requested trade approvals with the actual trades done over the quarter to ensure all trades in restricted positions received approval prior to trade.

The Chief Compliance Officer will designate review of his reports to another Access Person.

5.4	Exceptions from Reporting Requirements

An Access Person is not required to submit a:

●	Account Statement with respect to securities held in accounts over which the Access Person does nothave any direct or indirect control.

●	Account Statements with respect to transactions effected pursuant to an Automatic Investment Plan;

●	Account Statements if the report would duplicate information contained in broker trade confirmations or account statements that CWP holds in its records, provided that CWP receives such confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter; or

6.0	PROHIBITED ACTIVITIES

6.1	Gifts and Entertainment

To maintain objectivity, receiving gifts from clients or their representatives or giving gifts to clients or their representatives should be limited to those of a de minimis amount (so small or minimal in value that it does not matter, or the law does not take it into consideration) or, in certain instances, avoided completely. Allowable gifts should not exceed a total value of $300 per person per calendar year.

DEFINITIONS:

Gifts include:

●	Goods (includes gift baskets, perishable items);

●	Promotional items (logo-stamped items) valued no more than $50; Entertainment include:

●	meals, tickets to sporting and theater events which is extraordinary, excessive, or at which representatives of both CWP and the client are not in attendance;

●	Travel.

●	For purposes of this policy, “extraordinary” or “excessive” shall mean greater than $50.

The following gifts are exempt from the $300 per person per calendar year limit:

●	Ordinary, infrequent, non-excessive business-related meals or entertainment (includes non-major sporting and theater events) where representatives of both the RIA and the client are present.

●	For CWP-hosted events, the business-related meal or entertainment is required to be reported via email to both Accounting and Compliance and is to include transportation and lodging expenses that were incurred in conjunction with the business meal or entertainment. This report must be approved and should list the attendees and their employers. The expense report is to include an itemized list of clients or client representatives (including their company name and title) in attendance.

●	For client-hosted events, information regarding the event, including approximate value and a list of CWP- and Advisor/Client-representatives in attendance, is to be reported via email to both Accounting and Compliance.

●	Sponsorship of a marketing event where representatives of both CWP and the Advisor/client are present.

●	Promotional items such as pens, notepads, golf balls, hats, and other logo-stamped items whose value is $50 or less.

●	Personal gifts such as a wedding gift, retirement gift or a congratulatory gift for the birth of a child provided they are not in relation to the business of the employer of the recipient.

■	In determining whether a gift is “in relation to the business of the employer of the recipient,” the Compliance Department will consider a number of factors, including the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the employee paid for the gift.

■	If CWP bears the cost of a gift, either directly or by reimbursing an employee, the gift will be counted towards the $300 limit.

When initiating a gift request, an employee must fill out a Marketing Intake Form that details WHAT item(s) being requested. WHO the gift is going to, along with the address of the recipient, as well as the FIRM that the recipient is employed with. Any additional information/notes needed will be added to the form as well. Once the form is approved, the items requested will be sent out.

6.2	Directorships

Because of the high potential for conflicts of interest and insider trading problems, no Supervised Person may serve as director of any publicly traded company without first obtaining the approval of Chief Compliance Officer. Any such approval shall be based on a determination by the Chief Compliance Officer that such board service will be consistent with the interests of the clients of CWP and that such Supervised Person will be isolated from those making investment decisions with respect to such company by appropriate procedures.

6.3	Disclosure

No Supervised Person may recommend, implement or attempt to cause any securities transactions by a client or participate in any investment decision without disclosing his or her material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer.

6.4	Outside Business Activities

All Supervised Persons must initially, and annually thereafter, disclose all outside business activities Exhibit (G: Request for Approval of Outside Business Activity Form). A Supervised Person may not engage in any outside business activity with or without the receipt of compensation, either directly or indirectly, from any other person or entity other than CWP, without first obtaining the written approval of Chief Compliance Officer (Exhibit H: Request for Approval of Outside Business Activity Form).

6.5	Pay to Play

6.5.1	Explanation

Pay to play is the practice of making campaign contributions and related payments to elected officials in order to influence the awarding of lucrative contracts for the management of public pension plan assets and similar government investment accounts.

6.5.2	Restrictions

CWP is prohibited from providing advisory services for compensation — either directly or through a pooled investment vehicle — for two years, if CWP or its Covered Associates make a political contribution to an elected official who is in a position to influence CWP’s selection.

CWP and its Covered Associates are prohibited from soliciting or coordinating campaign contributions from others — a practice referred to as “bundling” — for an elected official who is in a position to influence the selection of CWP. It also prohibits solicitation and coordination of payments to political parties in the state or locality where CWP is seeking business.

CWP is prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on CWP’s behalf, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

6.5.3	Request Form

All Covered Associates as well as any immediate family member living in the same household wishing to make a political contribution will require the Covered Associate to submit a request form prior to making any politicalcontribution (Exhibit I: Political Contribution Request Form).

6.5.4	Exceptions

Section 6.5.2 does not apply to contributions made by a Covered Associate, if a natural person, to officials for whom the Covered Associate was entitled to vote at the time of the contributions and which in the aggregate do not exceed $350 to any one official, per election, or to officials for whom the Covered Associate was not entitled to vote at the time of the contributions and which in the aggregate do not exceed $150 to any one official, per election.

6.6	Brokerage Accounts

Access Persons may not open or maintain brokerage accounts or place personal securities transaction with a broker that has not been approved by the Chief Compliance Officer. The Company shall maintain a list of approved brokerage accounts for each Access Person.

7.0	INSIDER TRADING

7.1	Policy Statement

CWP forbids all Supervised Persons, either personally or on behalf of others, to trade on material nonpublic information or to communicate material nonpublic information to others in violation of the law. In addition, CWP discourages its Supervised Persons from seeking or knowingly obtaining material, nonpublic information.

A Supervised Person may not buy or sell securities for their personal portfolio(s) where their decision is substantially derived, in whole or in part, by reason of his or her employment with CWP unless the information is also available to the investing public on reasonable inquiry.

7.2	Insider Trading Procedures

Any question as to what constitutes material nonpublic information should be resolved in the most conservative fashion (i.e. that the determination be made that the information in question is material nonpublic information) which should be made by the Chief Compliance Officer or his or her designee. If an Access Person believes they have come into possession of non-public information of a public issuer, they need to report that information to the CCO. All accounts will need to be monitored for purchases/sales to ensure that the information is not shared with others.

If a Supervised Person receives information that may constitute material, nonpublic information, the Supervised Person, including family members, must not:

●	Buy or sell any securities, including options or other securities convertible into or exchangeable for such securities of the company the Supervised Person has material non-public information on including all other related entities to which the material non-public information could or would impact, for a personal account or a client account; and

●	Buy or sell any securities, including options or other securities convertible into or exchangeable for such securities of a related company in the same industry of the company the Supervised Person has material non- public information.

●	Communicate such information to any other person other than the Chief Compliance Officer.

Under no circumstances should information that may constitute material, nonpublic information be shared with any persons other than the Chief Compliance Officer, including family members and friends.

7.3	Annual Review

The Chief Compliance Officer shall discuss insider trading issues with each Supervised Person each year. The review shall emphasize the necessity to continually maintain client confidentiality, to avoid insider trading, and to comply with CWP’s Code of Ethics. A Supervised Person’s execution of the Insider Trading Affidavit (Exhibit J: Insider Trading Affidavit) is an acknowledgment of that Supervised Person’s understanding of these topics.

EACH SUPERVISED PERSON HAS THE ULTIMATE RESPONSIBILITY FOR COMPLYING WITH THE PROCEDURES FOR THE HANDLING OF INSIDE INFORMATION.

8.0	CODE VIOLATIONS

8.1	Overview

The Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

8.2	Reporting

Each Supervised Person is expected to discharge his or her responsibilities in full compliance with the Code. Each Supervised Person is responsible for the prompt reporting of any existing or potential violations of the Code to the Chief Compliance Officer. Failure to do so is itself a violation of the Code. No Supervised Person shall retaliate against any other Supervised Person for reports of potential violations that are made in good faith. Any such retaliation would be in itself considered a violation of the Code.

8.3	Sanctions

Any violations discovered by or reported to the Chief Compliance Officer shall be reviewed and investigated promptly. Any disciplinary action shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code. Upon recommendation of the Chief Compliance Officer, CWP may impose such sanctions for violation of the Code as it deems appropriate, including, but not limited to, a letter of censure, suspension or termination of employment, reversal of a securities trade at the violator’s expense and risk,including disgorgement of any profit; and, in serious cases, referral to law enforcement or regulatory authorities.

8.4	Whistleblower

Central to CWP’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures in this Code of Ethics, and their consistent implementation by all Supervised Persons evidence CWP’s unwavering intent to place the interests of clients ahead of self-interest for CWP, its members and its personnel.

Every Supervised Person has a responsibility for knowing and following CWP’s policies and procedures. Every Supervised Person in a supervisory role is also responsible for those individuals under his/her supervision.

Recognizing CWP’s shared commitment to its clients, all Supervised Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with CWP’s clients, stakeholders and one another. Improper conduct on the part of any employee puts CWP and its personnel at risk. Therefore, while senior management ultimately has supervisory responsibility and authority, senior management cannot stop or remedy misconduct unless they know about it. Accordingly, all Supervised Persons are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of CWP’s policies.

8.4.1	Who is a Whistleblower?

A whistleblower as defined by this policy, is an employee or independent contractor of CWP who reports an activity that he/she considers to be unethical, wrongful, illegal or dishonest to one or more of the parties specified in this policy. The whistleblower is not responsible for investigating the activity or for determining fault or corrective measures; appropriate management officials are charged with these responsibilities. Examples of unethical, wrongful, illegal or dishonest activities are violations of federal, state or local laws; billing for services not performed or for goods not delivered; violations of the Code of Ethics and Compliance Manual; and other fraudulent financial reporting.

8.4.2	Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at CWP (whether by another Supervised Person or other party) confidentially and without retaliation. This Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct. Supervised Persons should report potential misconduct by submitting a notice to the Chief Compliance Officer or CWP’s Human Recourses Department, if the matter pertains to the Chief Compliance Officer (may be submitted anonymously).

8.4.3	Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this Whistleblower Policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment or affiliation with CWP.

8.4.4	Handling of Reported Improper Activity

CWP will take seriously any report regarding a potential violation of CWP policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that CWP will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to CWP to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

8.4.5	No Retaliation Policy

It is CWP’s policy that no Supervised Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the Chief Compliance Officer or CWP’s outside compliance consultant, if the matter pertains to the Chief Compliance Officer (may be submitted anonymously).

9.0	CODE WAIVERS

Any employment contract or agreement that contains retaliatory provisions or otherwise requires the reporting of instances of impropriety, fraud or violations of law at CWP exclusively to CWP and its senior management and/or otherwise prohibits the reporting, either directly or indirectly, to any regulatory body, such as the Securities and Exchange Commission, shall be deemed null and void. The provisions of this Whistleblower policy, particularly with respect to non-retaliation, shall supersede any employment or other agreements, either written or verbal, regardless of the execution date of any such agreement.

10.0	TRAINING

10.1	Annual Training

Training shall take place periodically at the discretion of the Chief Compliance Officer, but no less than annually. All Supervised Persons shall be required to attend any training session or read any applicable materials. Supervised Persons are required to recertify annually that they have read and understood this Code.

10.2	New Supervised Persons

New Supervised Persons will be required to attend an orientation session that explains their obligations under this Code.

1.	Record Keeping

CWP’s Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

●	a copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

●	a record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

●	a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person;

●	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

●	a list of all persons who are, or within the preceding five years have been, access persons; and

●	a record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Exhibit A

CODE OF ETHICS ACKNOWLEDGEMENT

By signing in the space provided below, you certify that:

1.	You have received a copy of the Capital Wealth Planning Code of Ethics;

2.	You have read and understand all provisions of the Capital Wealth Planning Code of Ethics;

3.	You have agreed to comply with the terms of the Capital Wealth Planning Code of Ethics; and

4.	You acknowledge that you have a continuing obligation, even after your employment or affiliation, to safeguard material non-public and other confidential information acquired as a result of your employment or affiliation with Capital Wealth Planning.

Signature	Date

Printed Name

A-1

Exhibit B

SUPERVISED PERSONS AND ACCESS PERSONS

Name	Type (Access/Supervised)	Positions Held	Start Date	Termination Date

B-1

Exhibit C

TRADE APPROVAL

Name
Account Name & Number
Date of Transaction
Security Name
Security Symbol/CUSIP
Number of Shares/Principal Amount
Transaction Type (Buy or Sell)
Limit or Stop Loss (Yes or No)
Name and Address of Broker

I hereby certify that I have read and understand the Capital Wealth Planning Code of Ethics and that this transaction is being made in compliance with all aspects of Capital Wealth Planning’s policies. Further, I certify that I am not aware of any material, non-public information concerning this issuer or the market for its securities. Nor am I aware of any plans of Capital Wealth Planning to purchase this security for Capital Wealth Planning clients.

Signature	Date

Printed Name

Authorization

Chief Compliance Officer or Designee:

Approved	Denied

Trading Limitations:

Reason for Denial:

C-1

Exhibit D

HOLDINGS REPORT

Name:	Signature:

Title:	Date:

Check one or more applicable boxes:

☐	I have no reportable personal securities holdings.
☐	I have reportable personal securities holdings, as disclosed below.
☐	I have reportable securities holdings, as disclosed on the attached brokerage statements.
☐	Capital Wealth Planning is in receipt of brokerage statements reflecting my personal securities holdings.

Account Number	Security Name and Ticker/CUSIP	Number of Shares/Par	Principal Amount	Broker or Bank Name

Attach additional sheets as necessary.

Reviewed by:
	Print Name	Signature	Date

D-1

Exhibit E

TRANSACTIONS REPORT

Name:	For the Quarter Ended:

Signature:	Date:

I am reporting below all transactions required to be reported for the quarter pursuant to Capital Wealth Planning’s Code of Ethics. I have completed and returned this form by the 30th calendar day following the quarter-end.

Required Transactions to Report

I am required to report all transactions of securities* in which I have a direct or indirect beneficial ownership interest. I am also required to report any transaction executed within an automatic investment plan that overrides a pre-determined schedule.

“Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds.

Transactions Not Required to be Reported

I am not required to report shares of registered open-end investment companies not managed by Capital Wealth Planning, LLC, securities issued by the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, money market mutual funds and other money market instruments and transactions effected through an automatic investment plan or a de minimis amount of shares (i.e. less than 1000) of companies with a market capitalization of over $10 billion.

Check one or more applicable boxes:

☐	I had no reportable transactions during the period.
☐	I had reportable transactions, as disclosed below.
☐	I had reportable transactions, as disclosed on the attached brokerage statements.
☐	Capital Wealth Planning is in receipt of brokerage statements reflecting my reportable personal securities transactions.

If transactions are reported:

☐

I hereby recertify that I am aware of the company’s policies regarding prohibition of insider trading, and declare that I have not violated these policies in conducting personal trades during the quarter ended _________________.

Signature: _________________ Date: _________________

Trade Date	Security Name and Ticker/CUSIP	#Shares/Par Int Rate/Maturity	Purchase/Sale/Other	Price	Principal Amount	Broker Name	Account Number

Attach additional sheets as necessary.

Reviewed by:
	Print Name	Signature	Date

E-1

Exhibit F

GIFT & ENTERTAINMENT REPORT

Name:

Position:

From/To	Gift	Estimated Worth	Relationship to Person Giving/Accepting

I hereby certify that I have disclosed all gifts:

Signature	Date

Printed Name

Review

I hereby certify that I have reviewed the above listed gifts:

Chief Compliance Officer:

F-1

Exhibit G

OUTSIDE BUSINESS ACTIVITY DISCLOSURE FORM

1.	Do you have any outside employment or business activity?

YES ______   NO ______

If YES, please describe:

2.	Do you or any of your immediate family members (e.g., spouses, parents, children or siblings) serve as a director, officer or trustee or as an audit, compensation or nominating committee member for any publicly traded company or business entity?

YES ______   NO ______

If YES, please describe:

3.	Do you or any of your immediate family members hold advisory committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension or other funds?

YES ______   NO ______

If YES, please describe:

Sign Name	Date

Print Name

G-1

Exhibit H

REQUEST FOR APPROVAL OF OUTSIDE BUSINESS ACTIVITY

Name and address of organization:

Organization’s primary business purpose:

Is the organization a publicly traded company?	If yes, list the stock symbol:

Describe your anticipated role with the organization:

Describe any compensation you will receive:

Describe any known relationships between Capital Wealth Planning and the organization in question, or any conflict(s) of interest you perceive regarding the outside business activity:

List any employees of Capital Wealth Planning who you know to be officers or directors of the organization:

If approval is granted, I agree to:

●	Notify the Chief Compliance Officer of any change in the above information;

●	Seek approval to retain my position if a private organization offers securities to the public or if a not-for-profit organization ceases to maintain its not-for-profit status;

●	Adhere to the Insider Trading policies and procedures of Capital Wealth Planning and the organization, and not transfer any Non-Public Information between Capital Wealth Planning and the organization; and

●	Avoid involvement in any arrangement between Capital Wealth Planning and the entity and recuse myself of voting on such matters.

Signature	Date

Printed Name

Approval Granted by / Denied by:

Signature	Date

Printed Name

H-1

Exhibit I

POLITICAL CONTRIBUTION REQUEST FORM

Name:

Department:

Title/Position:

Home Address:

City, County, State, Zip Code:

NOTE: Pre-Approval is not needed for personal political contributions to candidates for Federal office who are not State or local officials at the time of the contribution.

Check at least one of the following:

________ I am requesting approval to make a Political Contribution. (Complete Attachment 1)

________ I am requesting approval to volunteer for a Campaign. (Complete Attachment 2)

________ I am requesting approval to Coordinate or Solicit Contributions, including Fundraising. (Complete Attachment 2)

By signing below, I certify that the political contribution or activity described in the attached is accurate, and the proposed contribution or activity is not made to influence or induce the obtaining or retaining of investment advisory services business for CWP.

Signature	Date

Printed Name

Attachment 1 or Attachment 2 must accompany this form

[Approval/Disapproval]

Approval:	Date:

Attachment 1

Description of Political Contribution

Proposed Amount of Contribution:	$_________________ Payable to:

If Contribution Is In-Kind or Other Than Cash or Check Indicate Its Nature:

List Previous Contributions to this Candidate/Political Organization (Dates and Amounts):

Is the Contribution to be made by a PAC?

If yes, provide name/type/jurisdiction of PAC

If Contribution is to a Candidate, Officeholder, or Campaign, Provide the Information Below:

Name of Candidate/Officeholder:

Are You Entitled To Vote for This Candidate/Officeholder: Yes __________  No __________

Date of Election:

Type of Election (Primary, General, Special or Run-off):

Office Candidate/Officeholder Seeks:

Jurisdiction of Office Sought (City, County, State, Federal):

Office Candidate/Officeholder Currently Holds, if any:

Jurisdiction of Office Candidate/Officeholder Currently Holds (City, County, State, Federal):

If Contribution is to a Political Organization (such as a Political Party or PAC), provide the information:

Name of Organization:

Type of Organization: Political Party: ____________ PAC: ____________ Other: ____________ (Describe)

Jurisdiction Covered by Organization (City, County, State, Federal):

If Recipient is a Political Party, Are You Entitled to Vote in the Above Jurisdiction:

Yes __________   No  __________

Attachment 2

Description of Volunteer Activity/

Solicitation or Coordination of Contributions, or Fundraising

Part I

Name of Beneficiary (Officeholder, Candidate, Campaign, Political Party, Political Organization Benefiting from Volunteer Activity, or Soliciting or Coordinating Contributions or Fundraising):

Type of Beneficiary (Check One):

Candidate/Officeholder/Campaign _________

Political Party _________

PAC _________

Other _________   (describe)

Office Candidate Seeks and Jurisdiction, if applicable:

Office Candidate Currently Holds, if any, and Jurisdiction:

Part 2

(1)	Describe Nature of Activity:

(2)	How Many Hours Do You Expect to Devote to Activity?

(3)	Will You Engage in Volunteer Activity During Working Hours?

Yes __________   No __________

If Yes, how many hours?

(4)	Will You Use Company Resources (Such as Office Space, Personnel, Secretary, Equipment, Phones, Copiers or Computer)?

Yes __________   No __________

If Yes, describe in detail:

(5)	Will You Make Expenditures from Personal Funds in Connection with Activity?

Yes __________   No __________

If Yes, describe in detail:

(Please note that such personal expenditures may be a political contribution requiring a separate Pre-Approval request to be submitted on Attachment 1)

(6)	Will Activity Involve Soliciting or Coordinating Contributions, or Fundraising?

Yes __________   No __________

If Yes, describe in detail:

(7)	If Recipient is a Candidate’s Campaign, Provide Additional Information Below:

Type of Election (e.g., Primary, General, Special or Run-off):

Date of Election:

Exhibit J

INSIDER TRADING AFFIDAVIT

I hereby represent and warrant for the benefit of Capital Wealth Planning (“CWP”) as follows:

1.	I understand that I may not communicate nonpublic information to any party outside of CWP.

2.	I may not recommend trading in a security to any clients or other parties based on material nonpublic information.

3.	I understand that I am required to submit Quarterly Transactions Reports and Personal Securities Holdings Reports in accordance with CWP’s Code of Ethics and that all transactions executed by me in my personal accounts will be reviewed by the Chief Compliance Officer.

4.	I understand that I may not execute a trade based on nonpublic information. If I obtain nonpublic information about a security, I must report any personal transactions or transactions of any related parties in that security to the Chief Compliance Officer immediately after its occurrence.

5.	I understand that violation of the provisions of this policy is cause for immediate discipline. In addition, the violation will be reported by CWP to the appropriate regulatory agency.

6.	I understand that I am obligated to report violations of this policy by other Supervised Persons to the Chief Compliance Officer and the appropriate regulatory agency.

7.	I understand that this policy is adopted in order to prevent the misuse of material, nonpublic information by Supervised Persons in violation of the Investment Advisors Act of 1940, as amended, and the Insider Trading and Securities Fraud Enforcement Act of 1988.

8.	I agree to abide by CWP’s Code of Ethics as described in CWP’s Compliance Manual, which is incorporated herein by reference.

My signature below indicates that I have received a copy of CWP’s Code of Ethics and Compliance Manual and have read and understood all applicable provisions relating to insider trading and personal securities transactions. I agree to continually abide by these policies.

Signature	Date

Printed Name

J-1